Exhibit 10(E)

AMENDED AND RESTATED
NINTH SUPPLEMENTAL ANNUAL BENEFIT DETERMINATION
PURSUANT TO THE VF CORPORATION AMENDED AND RESTATED
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

Article I. Purpose.

The purpose of this Amended and Restated Ninth Supplemental Annual Benefit Determination (the “Determination”), which is dated October 17, 2001, is to provide to designated Participants a Supplemental Pension under the VF Corporation Amended and Restated Supplemental Executive Retirement Plan (the “SERP”).

Article II. Definitions.

As used herein, words and phrases shall have such meanings as are set forth in the SERP and the VF Corporation Pension Plan (“Pension Plan”). “Committee” shall mean the Organization and Compensation Committee of the Board of Directors of VF Corporation, or any successor committee thereto.

Article III. Eligibility for Benefits.

The Supplemental Pension shall be payable to the Participant if his or her employment ceases by reason of: 1) retirement on his or her Normal Retirement Date, 2) termination of employment or 3) death while an Employee.

Article IV. Supplemental Pension Benefits.

          4.01 Normal Retirement: The Participants in this Determination shall receive the following Supplemental Pension payable at Normal or Late Retirement:

(a)	The Normal Retirement Benefit otherwise payable to the Participant under the Pension Plan computed without reduction for any maximum contribution, benefit or compensation limitations imposed by ERISA or the Code on the Corporation and including in the Normal Retirement Benefit calculation any compensation deferred by Participant. The Participant’s “Average Annual Compensation” for Supplemental Pension calculation purposes shall mean the average of the highest three years of the full amount of the Participant’s salary and bonus compensation for the ten-year period preceding his or her Retirement Date.

(b)	The Supplemental Pension set forth in Section 4.01(a) shall be reduced by any benefits payable to the Participant under the Pension Plan.

          4.02 Termination of Employment: The Supplemental Pension payable by reason of the Participant’s termination of employment shall be equal to the benefit provided by Section 4.01 above.

           4.03 Death While an Employee: The Supplemental Pension payable upon the death of the Participant while an Employee shall be as provided by Section 4.02.

          4.04 Form of Supplemental Pension: The form of benefits payable to the Participant shall be the form which has been elected under the Pension Plan unless the Participant or Beneficiary has elected a different form under this Determination. Except as otherwise provided in this Section 4.04, payment of Supplemental Pension benefits hereunder shall commence at the same time as the Participant’s or Beneficiary’s benefits commence under the Pension Plan, and shall be subject to the same reductions for commencement of payments prior to Normal Retirement Date as apply to the recipient’s benefits under the Pension Plan. Notwithstanding the foregoing, a Participant may elect to receive in a lump sum the actuarial present value of his or her Supplemental Pension under this Determination, and if a Participant dies while employed, his or her Beneficiary may elect to receive in a lump sum the actuarial present value of the Participant’s Supplemental Pension under this Determination. The lump sum actuarial present value calculations shall be based on an interest rate assumption equal to the expected rate of return on assets for financial accounting purposes under the Pension Plan for the year in which the lump sum payment is to be made and on the mortality assumption set forth in the Pension Plan for purposes of calculating lump sum payments.

Article V. Participants.

The Committee designates as Participants for purposes of this Determination any Employee who is classified as salary grade 25 or above for compensation purposes as of the date he or she becomes eligible for benefits under this Determination in accordance with Article III hereof; provided, however, that any Employee who has been designated in any other SERP Determination shall be excluded from this Determination to the extent that such other Determination provides for the Supplemental Pension set forth above.

Article VI. Vesting.

The Participant shall become vested in the Supplemental Pension payable pursuant to this Determination upon satisfaction of the vesting period provided in the SERP. Nothing in this Determination shall preclude the Board of Directors from discontinuing eligibility to participate in the SERP and this Determination at any time before the Participant shall become vested hereunder.

Article VII. Adoption.

This Determination was originally approved and adopted by the Board of Directors of the Corporation on October 20, 1999, to be effective for Participants whose last day worked for purposes of the Pension Plan is on or after December 31, 1999, and amended and restated by the Board of Directors on October 17, 2001, effective as if included in the Determination as originally adopted. This document includes all amendments adopted through February 21, 2003.